Plaintiffs Dismiss Lawsuit Against Life Partners

WACO, TX — December 3, 2013 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) announced today that the plaintiffs have voluntarily dismissed a lawsuit filed against the company as well as its operating subsidiary, Life Partners, Inc., and two corporate officers. The abandonment of the lawsuit comes after the United States District Court for the Northern District of Texas denied a motion for class certification in the lawsuit.

Life Partners, Inc. is a life settlement provider and provides purchasing agent services for life settlement transactions. A life settlement is an alternative investment involving the purchase of an existing life insurance policy at a discount to its face value.

While the plaintiffs in the case could have appealed the denial of the class action or continued to pursue the case as individuals, they elected instead to voluntarily dismiss the case against the Life Partners defendants. A key allegation was that Life Partners’ medical consultant used an unreasonable method of estimating life expectancies. However, this allegation was criticized by the Court as part of its 34 page order denying certification as a class action:

“Proof only of results does not address these factors. Nor could an after-the-fact analysis of the insureds’ deaths, in the aggregate, establish that LPI was unreasonable in using Dr. Cassidy when and how it did . . .. The Court is highly skeptical that an analysis of results alone could lead a reasonable juror to determine that Dr. Cassidy’s methods were flawed.”

Life Partners CEO Brian Pardo commented, “This is yet another example of attorney-driven litigation which damages the entire economy, not to mention the companies that are the targets of such litigation. We are very pleased that the plaintiffs decided to walk away from this case and we hope to see other similar cases end the same way.”

The case is styled Sean Turnbow et al. v. Life Partners, Inc. et al., Case No. 3:11-CV-1030-M, United States District Court for the Northern District of Texas, Dallas Division.

To view a copy of the court documents dismissing the case and the general release by plaintiffs, click here: http://www.lphi.com/doc/Release_20131203.pdf

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”. Since its incorporation in 1991, Life Partners has completed over 150,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling over $3.2 billion in face value.

************

LPHI-G

FOR MORE INFORMATION, CONTACT:

Andrea Atwell - LPHI Shareholder Relations (254) 751-7797

or info@lifepartnersinc.com

Visit our website at: www.lphi.com